Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SemiLEDs Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-171107 and 333-197417) on Form S-8 of SemiLEDs Corporation of our report dated December 15, 2015 with respect to the consolidated balance sheets of SemiLEDs Corporation and subsidiaries as of August 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the years then ended, and the related consolidated financial statement schedule for the years ended August 31, 2015 and 2014, which report appears in the August 31, 2015 annual report on Form 10-K of SemiLEDs Corporation.

/s/ KPMG

Taipei, Taiwan (the Republic of China)

December 15, 2015